Exhibit 10.17.1

On May 19, 2005, the Registrant’s Board of Directors approved a modification to a retention bonus pool for key management employees adopted on February 16, 2005. The purpose of the retention bonus pool, whether the pool contains cash or options, is to provide an additional incentive to key management personnel to give their entire attention and efforts to the Company’s business. Participants who voluntarily terminate their employment or are terminated for cause prior to the date on which the change in control occurs shall not be eligible to receive any payment on account of these options.

The pool was initially funded with $135,000 in cash, all of which is being released to the Registrant immediately. Stock options will be granted upon a change in control in the Registrant.  Upon their grant on the date of the change in control, the options would be immediately vested and have an exercise price equal to the closing price of the Registrant’s common stock. There are 600,000 shares of authorized and previously unissued common stock, without par value, reserved and committed to these future grants.  The options shall be subject to the terms and conditions of the Registrant’s 1996 Stock Option Plan.

The options to purchase 600,000 shares would be distributed as follows:

Creighton K. Early	240,000
Michael P. Zachan	120,000
Stephen J. Vukadinovich	120,000
Gregory S. Gower	120,000